Exhibit 99.1

Hanover Compressor Company

Press Information

Houston, July 28, 2005

Hanover Compressor Company Reports Significant Improvement
in Operating Results for Second Quarter 2005

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications, today reported financial results for the quarter ended June 30, 2005.

Summary
Second quarter 2005 revenue increased to $344.8 million, an 18% increase over second quarter 2004 revenue of $292.9 million. EBITDA(1) from continuing operations for the second quarter 2005 was $80.3 million, a 6% increase over second quarter 2004 EBITDA of $75.9 million. The company’s second quarter 2005 EBITDA included approximately $5.4 million in foreign currency translation losses primarily related to the re-measurement of the company’s subsidiaries’ dollar-denominated inter-company debt and the strengthening of the U.S. Dollar relative to the Euro.

Earnings before income tax increased by $3.3 million to $154,000. Net loss for the second quarter 2005 was $6.4 million, or $0.07 per share, compared with a net loss of $9.1 million, or $0.11 per share, in the second quarter 2004.

“For the second straight quarter, Hanover’s operating results have improved markedly,” said John Jackson, President and Chief Executive Officer. “I am pleased that we are starting to see the results of our early efforts. Our focus on enhancing our results in the U.S. rental operations and fabrication is beginning to pay off. In the second half of 2005, we hope to expand revenues as we expect several international projects to come on-line. We continue to see attractive growth opportunities in the Latin America and Eastern Hemisphere markets. In the U.S. market, we remain focused on improving our returns on existing assets through operational efficiencies and improved pricing.”

Summary of Business Segment Results

U.S. Rentals
(in thousands)

	Three months ended
	June 30,
	2005	2004	Increase (Decrease)
Revenue	$87,691	$83,680	5%
Operating expense	32,984	34,950	(6)%

Gross profit	$54,707	$48,730	12%
Gross margin	62%	58%	4%

U.S. rental revenue, gross profit and gross margin increased in the second quarter 2005 primarily due to continued improvement in market conditions that led to an improvement in pricing. Gross margin and gross profit also increased due to Hanover’s efforts to reduce maintenance and repair expense and improve pricing.

International Rentals
(in thousands)

	Three months ended
	June 30,
	2005	2004	Increase (Decrease)
Revenue	$55,521	$54,599	2%
Operating expense	17,144	13,967	23%

Gross profit	$38,377	$40,632	(6)%
Gross margin	69%	74%	(5)%

During the second quarter of 2005, international rental revenue increased, compared to the second quarter of 2004, due to increased rental activity, primarily in Mexico and Nigeria. Gross profit and gross margin decreased primarily due to start-up costs related to two projects in Nigeria and higher maintenance and repair expense. Second quarter 2004 gross profit and gross margin benefited from lower operating costs due to the timing of planned repair and maintenance activities scheduled in the second half of 2004.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	June 30,
	2005	2004	Increase (Decrease)
Revenue	$50,531	$41,414	22%
Operating expense	36,215	31,364	15%

Gross profit	$14,316	$10,050	42%
Gross margin	28%	24%	4%

Parts, service and used equipment revenue, gross profit and gross margin for the second quarter 2005 were higher than the same period a year earlier due primarily to used rental equipment and installation sales and improving market conditions.

Parts, service and used equipment includes two business components: parts and service; and used rental equipment and installation sales. For the second quarter 2005, parts and service revenue was $38.6 million with a gross margin of 27%, compared to $35.4 million and 28%, respectively, for the same period of 2004. Used rental equipment and installation sales revenue in the second quarter 2005 was $11.9 million with a gross margin of 32%, compared to $6.0 million and 2%, respectively, for the same period a year earlier. The company’s used rental equipment and installation sales and gross margin vary significantly from period to period and are dependent upon the exercise of purchase options on rental equipment by customers and the completion of new installation projects.

Compression and Accessory Fabrication
(in thousands)

	Three months ended
	June 30,
	2005	2004	Increase (Decrease)
Revenue	$41,092	$44,159	(7)%
Operating expense	36,587	40,454	(10)%

Gross profit	$4,505	$3,705	22%
Gross margin	11%	8%	3%

For the second quarter 2005, compression fabrication revenue declined due to decreased revenues in our high-spec compression business while gross profit increased, compared to 2004. Gross margin and gross profit improvement was due primarily to improved pricing and our focus on operational efficiencies. As of June 30, 2005, the company had compression and accessory fabrication backlog of approximately $67.5 million compared to $53.9 million at June 30, 2004.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	June 30,
	2005	2004	Increase (Decrease)
Revenue	$104,297	$63,017	66%
Operating expense	92,429	53,887	72%

Gross profit	$11,868	$9,130	30%
Gross margin	11%	14%	(3)%

Production and processing equipment fabrication revenue and gross profit for the second quarter 2005 increased over second quarter 2004 due to increased focus on fabrication sales and an improvement in market conditions, primarily in Latin America and the Eastern Hemisphere. The company continues to focus on improving its sales success ratio on new bid opportunities that has resulted in an improvement in our production and processing equipment fabrication revenues and gross profit. Production and processing equipment fabrication gross margin during the second quarter 2005 was positively impacted by approximately $1.7 million due primarily to the strengthening of the U.S. Dollar, relative to the Euro. Gross margin decreased due to the increase in revenues by our fabrication operations in Italy and Dubai, which typically have lower margins. As of June 30, 2005, Hanover had a production and processing equipment fabrication backlog of approximately $192.9 million compared to approximately $211.8 million at June 30, 2004.

Selling, general, and administrative expense (“SG&A”) for the second quarter 2005 was $43.9 million, compared to $41.9 million in the second quarter 2004. As a percentage of revenue, SG&A expense was 13% for the three months ended June 30, 2005 compared to 14% for the three months ended June 30, 2004.

Depreciation and amortization expense for the quarter increased to $45.5 million, compared to $43.3 million for the same period a year ago. Second quarter 2005 depreciation and amortization increased primarily due to additions to property, plant and equipment placed in service since June 30, 2004.

The company recorded a tax provision of $6.1 million for the second quarter of 2005 compared to $6.8 million for the second quarter of 2004. The company’s provision for income taxes for the second quarter of 2005 and 2004 does not include a tax benefit for the company’s tax losses in the U.S. and certain international jurisdictions. The company’s tax provision for the second quarter of 2005 benefited from the reversal of approximately $3.6 million in tax contingency reserves. These reserves were reversed because Hanover no longer believes these taxes will be incurred.

Liquidity and Other
Hanover had capital expenditures of approximately $28 million in the second quarter 2005, compared to approximately $20 million for the same period last year. At June 30, 2005, the company had approximately $1.69 billion in debt and compression equipment lease obligations compared to $1.78 billion at June 30, 2004. At June 30, 2005, borrowings include approximately $77 million outstanding under Hanover’s $350 million bank credit facility. The company had approximately $32 million in cash on its balance sheet at June 30, 2005.

Total compression horsepower at June 30, 2005 was 3,304,000, including 2,512,000 horsepower in the United States and 792,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of June 30, 2005 on a total horsepower basis was approximately 83%, a 1% increase over December 31, 2004. U.S. and international utilization at June 30, 2005 was approximately 79% and 98%, respectively. At December 31, 2004, U.S. and international utilization was approximately 77% and 98%, respectively.

Conference Call Details
Hanover Compressor Company (NYSE: HC) will host a conference call at 11:00 a.m. Eastern Standard Time, Thursday, July 28, 2005, to discuss financial results and other matters for the second quarter of 2005. To access the call, United States and Canadian participants should dial 877-639-1065. International participants should dial 706-679-5932 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 7377290.

For those unable to participate, a replay will be available from 12:30 p.m. Eastern Standard Time on Thursday, July 28, 2005, until midnight on Thursday, August 4, 2005. To listen to the replay, please dial 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally and enter access code 7377290. The conference call will also be broadcast live over the Internet. To access the webcast, log on to the Hanover site (www.hanover-co.com) and click on the webcast link on the company home page.

About Hanover Compressor
Hanover Compressor Company (NYSE: HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives, such as international expansion, integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and
Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

Media Relations Inquiries:
Richard Goins
Manager, Corporate Communications
Tel: (832) 554-4918
E-mail: rbgoins@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues and other income:
U.S. rentals	$87,691	$83,680	$174,845	$170,272
International rentals	55,521	54,599	109,436	106,099
Parts, service and used equipment	50,531	41,414	83,968	85,796
Compressor and accessory fabrication	41,092	44,159	73,616	72,309
Production and processing equipment fabrication	104,297	63,017	193,868	116,446
Equity in income of non-consolidated affiliates	5,158	5,088	9,732	9,771
Other	492	919	943	2,014

	344,782	292,876	646,408	562,707
Expenses:
U.S. rentals	32,984	34,950	67,060	70,489
International rentals	17,144	13,967	34,646	28,740
Parts, service and used equipment	36,215	31,364	61,275	64,333
Compressor and accessory fabrication	36,587	40,454	66,204	66,367
Production and processing equipment fabrication	92,429	53,887	171,554	101,583
Selling, general and administrative	43,909	41,882	86,067	82,256
Foreign currency translation	4,955	(96)	5,226	(1,169)
Other	274	544	393	444

	264,497	216,952	492,425	413,043

EBITDA from continuing operations (1)	80,285	75,924	153,983	149,664
Depreciation and amortization	45,469	43,346	90,922	85,376
Interest expense	34,662	35,731	70,602	70,981

	80,131	79,077	161,524	156,357

Income (loss) from continuing operations before income taxes	154	(3,153)	(7,541)	(6,693)
Provision for income taxes	6,102	6,761	10,643	13,858

Loss from continuing operations	(5,948)	(9,914)	(18,184)	(20,551)
Income (loss) from discontinued operations, net of tax	(468)	853	(696)	2,036

Net loss	$(6,416)	$(9,061)	$(18,880)	$(18,515)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)	$(0.12)	$(0.21)	$(0.24)
Income (loss) from discontinued operations, net of tax	0.00	0.01	(0.01)	0.02

Net loss	$(0.07)	$(0.11)	$(0.22)	$(0.22)

Weighted average common and common equivalent shares outstanding:
Basic	85,797	85,114	85,744	84,076

Diluted	85,797	85,114	85,744	84,076

Gross profit percentage:
U.S. rentals	62%	58%	62%	59%
International rentals	69%	74%	68%	73%
Parts, service and used equipment	28%	24%	27%	25%
Compressor and accessory fabrication	11%	8%	10%	8%
Production and processing equipment fabrication	11%	14%	12%	13%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2005 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2005 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation and net results from and proceeds of the sale of our assets held for sale. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
EBITDA Reconciliation
Loss from continuing operations	$(5,948)	$(9,914)	$(18,184)	$(20,551)
Add:
Depreciation and amortization	45,469	43,346	90,922	85,376
Interest expense	34,662	35,731	70,602	70,981
Provision for income taxes	6,102	6,761	10,643	13,858

EBITDA from continuing operations	$80,285	$75,924	$153,983	$149,664